B/E AEROSPACE REPORTS SECOND QUARTER;
                     FINANCIAL RESULTS EXCEED EXPECTATIONS;
              SALES UP 22 PERCENT; RECORD BOOKINGS OF $285 MILLION

         WELLINGTON, FL, July 22, 2004 - B/E Aerospace, Inc. (Nasdaq: BEAV), the world's leading manufacturer of aircraft cabin interior products and a leading aftermarket distributor of aerospace fasteners, today announced results for the quarter ended June 30, 2004.

HIGHLIGHTS

o Reported second quarter sales of $185.3 million, representing year over year growth of 22 percent.

o Second quarter operating earnings of $17.9 million were nearly four times higher than the prior year, despite a $2.1 million negative impact from foreign exchange. Operating earnings growth was driven by the continuing turnaround at B/E's commercial aircraft segment, a broad-based increase in revenues and earnings at the company's distribution segment and a significantly lower cost structure resulting from B/E's recently completed consolidation program.

o Net loss for the quarter narrowed to $2.4 million or $0.06 per share as compared to a net loss of $14.1 million or $0.39 per share in the prior year. The quarter's financial results were affected by a $2.1 million negative impact of foreign exchange and a year over year increase of approximately $2.7 million in interest expense.

o Bookings for the quarter of approximately $285 million were a record for any quarter in the company's history and were about $70 million or 33 percent greater than the same quarter of the prior year. Backlog at June 30, 2004 of approximately $615 million, was up 23 percent from the June 30, 2003 backlog of $500 million, despite the 22 percent increase in revenues.

o Important customer wins for the quarter include Emirates Airline and Qantas Airways, where B/E has been awarded contracts to design, manufacture and install luxurious first class cabin interiors on Emirates and Qantas A380 wide body long-haul aircraft. These awards, in addition to the previously announced Thai and Malaysia Airlines programs, demonstrate a growing demand for high-end, premium cabin interiors for international super first class travel. The combined initial value of these four awards aggregate over $225 million, exclusive of option aircraft. Product deliveries are scheduled to begin in the second half of 2005.

         "Our performance during the second quarter confirms that the recovery in our business, which began in the fourth quarter of 2003, is continuing and gaining momentum," said Robert Khoury, President and Chief Executive Officer of B/E. "Each of our businesses is delivering planned operational improvements, our investments in product line extensions and in new product development are expanding our market shares, and our bookings and backlog continue a very positive trend. We believe we are on track to achieve our 2004 financial goals and are well positioned to deliver strong growth in revenues and profitability in 2005 and 2006," Mr. Khoury concluded.

SECOND QUARTER CONSOLIDATED RESULTS

         For the second quarter, consolidated sales were $185.3 million, a 22 percent increase over the second quarter of 2003.

         Net sales by segment were as follows:

                                             NET SALES
                      ----------------------------------------------------------
                                   $ Millions, Three Months Ended
                      ------------------- --------------------- ----------------
                        June 30,                June 30,            Percent
                          2004                    2003              Change
                      ------------------- --------------------- ----------------
Commercial aircraft       $128.4                $107.9              19.0  %
Distribution                37.1                  25.8              43.8  %
Business jet                19.8                  18.1               9.4  %
                      ------------------- --------------------- ----------------
Total                     $185.3                $151.8              22.1  %

         Gross profit for the quarter of $61.8 million increased by $22.0 million or 55 percent, as compared to $39.8 million in the second quarter of 2003. Foreign exchange negatively impacted financial comparisons, on a year over year basis, by $2.1 million. B/E is subject to fluctuations in foreign exchange rates due to significant sales from its European facilities, substantially all of which are denominated in U.S. dollars, while the corresponding labor, overhead and certain material costs are denominated in British pounds or euros. Even after considering the negative effects of foreign exchange, B/E's gross margin for the quarter of 33.4 percent improved by 280 basis points sequentially, reflecting the significant cost savings from B/E's cost reduction programs and an improvement in product mix.

         Despite the impact of a weakened dollar on B/E's financial results for the quarter, operating earnings were $17.9 million or 9.7 percent of sales versus $3.8 million or 2.5 percent of sales for the same quarter last year. The substantial increase in operating earnings was driven by the continuing turnaround at B/E's commercial aircraft segment combined with a broad-based increase in sales and earnings at the distribution segment and, importantly, significant cost reductions resulting from B/E's consolidation program, which was completed during 2003. As previously reported, management believes the consolidation program is generating annual cash savings of about $60 million.

         The net loss for the quarter narrowed to $2.4 million or $0.06 per share, notwithstanding the $2.1 million negative effect of foreign exchange and a $2.7 million increase in interest expense, as compared with a loss of $14.1 million or $0.39 per share in the prior year period.

         The following is a summary of operating earnings by segment:

                                        OPERATING EARNINGS
                             ------------------------------------------
                                  $ Millions, Three Months Ended
                             -------------------- ---------------------
                              June 30,                  June 30,
                                2004                      2003
                             -------------------- ---------------------
Commercial aircraft             $10.5                     ($6.6)
Distribution                      7.0                       4.4
Business jet                      0.4                      (0.3)
Divestiture settlement,            --                       6.3
 net of charges              -------------------- ---------------------
Total                           $17.9                      $3.8

SECOND QUARTER RESULTS BY SEGMENT

         The commercial aircraft segment continued its turnaround during the second quarter. The improved operating results at commercial aircraft were primarily driven by a strong increase in seating and refrigeration product revenues and lower costs resulting from B/E's recently completed consolidation program. Operating earnings for this segment of $10.5 million increased by $17.1 million on a $20.5 million increase in sales. The operating margin improved to
8.2 percent of sales, up from an operating loss of $6.6 million in the prior year period.

         B/E's distribution segment delivered record sales of $37.1 million, approximately 44 percent better than the second quarter of the prior year. The growth in sales was driven by market share increases and a broad-based increase in demand for aftermarket aircraft fasteners. Operating earnings for this segment of $7.0 million were $2.6 million or 59 percent greater than the same period in the prior year.

         For the quarter, the business jet segment reported sales of $19.8 million, a 31 percent increase over the sales level in the first quarter of 2004 and 9 percent above the prior year period. Operating earnings for this segment of $0.4 million were $2.4 million greater than the first quarter of 2004, reflecting the 31 percent increase in sales volume and successful cost reduction initiatives; operating earnings increased by $0.7 million as compared to the same period in the prior year. The business jet segment will be the largest beneficiary of the four recently awarded international super first class programs. These four programs, which are initially valued at over $225 million, exclusive of option aircraft, are expected to begin deliveries in the second half of 2005 and to substantially improve the outlook for the business jet segment beginning in 2005 and accelerating thereafter.

SIX-MONTH CONSOLIDATED RESULTS

         For the six months ended June 30, 2004, B/E reported consolidated sales of $360.4 million, an 18 percent increase over the same period last year. Operating earnings were $30.6 million for the six months just ended, up 183 percent compared to last year. The net loss for the current six month period was $10.0 million or $0.27 per share, reflecting a $4.4 million negative impact of foreign exchange and a $5.7 million increase in interest expense arising from the October 2003 sale of $175 million of senior notes. For the same period last year, the net loss was $24.9 million or $0.70 per share.

LIQUIDITY, BALANCE SHEET AND CASH FLOW

         At quarter end, B/E's liquidity remained very solid with cash balances of $132.5 million and no debt maturities until 2008. The $15 million reduction in B/E's cash balance from the December 31, 2003 level was due primarily to two minor acquisitions to expand the company's product offerings ($13 million). Net debt at quarter end was $748.5 million, which represents total debt of $881 million, less cash and cash equivalents of $132.5 million.

         Earnings before interest, taxes, depreciation and amortization (EBITDA) for the three month period ending June 30, 2004 was $24.8 million, a $13.9 million or 128 percent increase as compared to EBITDA of $10.9 million in the same period in the prior year. EBITDA for the twelve months ended June 30, 2004 was $67.8 million, an increase of $56.2 million as compared to EBITDA of $11.6 million for the comparable twelve month period in the prior year. Depreciation and amortization for the three month and twelve month periods ending June 30, 2004 was $6.9 million and $27.7 million, respectively.

FINANCIAL GUIDANCE AND OUTLOOK FOR 2004 AND 2005

Financial guidance for 2004 and 2005 is as follows:

o The outlook for the company has significantly improved. Management now expects continued strong quarterly revenue comparisons with significant additional margin expansion expected over the next several quarters. Management also expects to be at a near-breakeven level of earnings by the fourth quarter of 2004.

o Full year 2005 operating earnings should increase by about 40 - 50 percent over the 2004 results driven by significant additional margin expansion and a 5 - 10 percent increase in revenues. Backlog should continue to grow at double-digit rates through 2005.

o Revenues should grow at a double-digit rate in 2006, based on the recent $225 million of international super first class program awards, expected follow-on orders for the company's international super first class product offerings and the current high level of RFQ's, essentially all of which are from foreign carriers.

o The business jet segment, which returned to profitability in the current quarter, will be the largest beneficiary of the international super first class program awards, and should be solidly profitable in 2005 with accelerating revenue and earnings growth beginning in 2006 as these programs begin to deliver in volume.

         "The outlook for the company is rapidly improving. We continue to experience significant RFQ activity and we expect further backlog expansion during 2004 and 2005. RFQ's from major international carriers currently total about $1 billion. Our recent market share gains in the emerging international super first class market and expected follow-on orders coupled with anticipated orders for our market leading cabin interior products should grow our backlog by double-digit rates through 2005. Backlog from international super first class programs, initially valued at over $225 million, exclusive of option aircraft, will begin to convert into top-line revenues during 2005, improving the growth outlook for both our commercial aircraft and business jet segments," commented Mr. Khoury. "We expect our revenues to grow solidly during 2005 with an acceleration of revenue and profit growth in 2006, driven in large part by the recent international super first class awards, expected follow-on orders and the current large volume of RFQ's. These programs should allow us to leverage our product and service offerings across the entire enterprise, increase our capacity utilization and further expand our margins. Combined with our distribution segment's successful performance, recent market share gains and the lower cost structure resulting from our consolidation program, B/E is poised to deliver to our shareholders strong growth in profitability through 2007," said Mr. Khoury.

         This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties. B/E's actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include those discussed in B/E's filings with the Securities and Exchange Commission, including but not limited to its most recent proxy statement, Form 10-K and Form 10-Q. For more information, see the section entitled "Forward-Looking Statements" contained in B/E's Form 10-K and in other filings.

         B/E Aerospace, Inc. is the world's leading manufacturer of aircraft cabin interior products, and a leading aftermarket distributor of aerospace fasteners. B/E designs, develops and manufactures a broad product line for both commercial aircraft and business jets and provides cabin interior design, reconfiguration and conversion services. Products for the existing aircraft fleet -- the aftermarket -- provide about 60 percent of sales. B/E sells its products through its own global direct sales organization. For more information, visit B/E's website at www.beaerospace.com.

                                       *T*

                               B/E Aerospace, Inc.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                                     THREE MONTHS ENDED
                                             -----------------------------------
                                                 June 30,          June 30,
(In millions, except per share data)               2004              2003
--------------------------------------------------------------------------------
Net sales                                         $  185.3         $ 151.8
Cost of sales                                        123.5           112.0
                                                   -------          ------
Gross profit                                          61.8            39.8
     Gross margin                                     33.4%           26.2%
Operating expenses:
     Selling, general and administrative              29.9            26.1
     Research, development and engineering            14.0             9.9
                                                   -------          ------
Total operating expenses                              43.9            36.0
                                                   -------          ------
Operating earnings                                    17.9             3.8
     Operating margin                                  9.7%            2.5%
Interest expense, net                                 19.9            17.2
                                                   -------          ------
Loss before income taxes                              (2.0)          (13.4)
Income taxes                                           0.4             0.7
                                                   -------          ------
     NET LOSS                                     $   (2.4)        $ (14.1)
                                                   =======          ======
     NET LOSS PER COMMON SHARE                    $  (0.06)        $ (0.39)
                                                   =======          ======
Common shares:
     Weighted average                                 37.0            35.8
     End of period                                    37.3            36.0

                                       *T*

                               B/E Aerospace, Inc.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                                  SIX MONTHS ENDED
                                             ---------------------------------
                                             June 30,          June 30,
(In millions, except per share data)           2004              2003
------------------------------------------------------------------------------
Net sales                                     $  360.4          $ 306.5
Cost of sales                                    245.0            220.3
                                               -------           ------
Gross profit                                     115.4             86.2
     Gross margin                                 32.0%            28.1%
Operating expenses:
     Selling, general and administrative          58.6             54.6
     Research, development and engineering        26.2             20.8
                                               -------           ------
Total operating expenses                          84.8             75.4
                                               -------           ------
Operating earnings                                30.6             10.8
     Operating margin                              8.5%             3.5%
Interest expense, net                             39.7             34.0
                                               -------           ------
Loss before income taxes                          (9.1)           (23.2)
Income taxes                                       0.9              1.7
                                               -------           ------
     NET LOSS                                 $  (10.0)         $ (24.9)
                                               =======           ======
     NET LOSS PER COMMON SHARE                $  (0.27)         $ (0.70)
                                               =======           ======
Common shares:
     Weighted average                             37.0             35.6
     End of period                                37.3             36.0

                                       *T*

                               B/E Aerospace, Inc.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (unaudited; in millions)

                                            June 30,               December 31,
                                              2004                     2003
                                        -------------------     ----------------

ASSETS

Current assets:
     Cash and cash equivalents              $    132.5              $     147.6
     Accounts receivable, net                     91.1                     80.3
     Inventories, net                            179.9                    168.7
     Other current assets                         14.9                     10.6
                                               -------                  -------
         Total current assets                    418.4                    407.2
Long-term assets                                 649.9                    645.3
                                               -------                  -------
                                            $  1,068.3              $   1,052.5
                                               =======                  =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities                   $    156.1              $     132.9
Long-term liabilities                            887.5                    887.7
                                               -------                  -------
                                               1,043.6                  1,020.6
Total stockholders' equity                        24.7                     31.9
                                               -------                  -------
                                            $  1,068.3              $   1,052.5
                                               =======                  =======

                                                                              10
                                       *T*

                               B/E Aerospace, Inc.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (unaudited; in millions)

                                                                                              SIX MONTHS ENDED
                                                                                  ------------------------------------------
                                                                                       June 30,             June 30,
                                                                                         2004                 2003
                                                                                  ------------------- ----------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                                           $   (10.0)          $   (24.9)
     Adjustments to reconcile net loss to net cash flows
          provided by (used in) operating activities:
              Depreciation and amortization                                                  13.8                14.4
              Non-cash employee benefit plan contributions                                    1.1                 1.2
              Loss on disposal of property and equipment                                      --                  1.4
              Changes in operating assets and liabilities, net of
              acquisitions                                                                   (1.7)               (6.4)
                                                                                          -------             -------
     Net cash flows provided by (used in) operating activities                                3.2               (14.3)
                                                                                          -------             -------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures                                                                    (7.1)               (7.3)
     Proceeds from sale of property and equipment                                             0.2                 2.3
     Acquisitions, net of cash acquired                                                     (12.5)                --
     Other, net                                                                               0.1                (3.9)
                                                                                          -------             -------
Net cash flows used in investing activities                                                 (19.3)               (8.9)
                                                                                          -------             -------

CASH FLOWS FROM FINANCING ACTIVITIES:                                                         1.1               (65.1)
                                                                                          -------             -------

Effect of exchange rate changes on cash flows                                                (0.1)                1.3
                                                                                          -------             -------

Net decrease in cash and cash equivalents                                                   (15.1)              (87.0)

Cash and cash equivalents at beginning of period                                            147.6               156.9
                                                                                          -------             -------

Cash and cash equivalents at end of period                                              $   132.5           $    69.9
                                                                                          =======             =======



                               B/E Aerospace, Inc.

                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

     This news release includes EBITDA, a non-GAAP financial measure as defined in the Securities and Exchange Commission's Regulation G. We include this measure primarily because investors have expressed an interest in this information, and because it is an additional measure of our operating performance and our ability to service our debt. We use EBITDA, among other things, to evaluate our operating performance, to value prospective acquisitions and as one of several components of incentive compensation targets for certain management personnel. This measure is among the primary indicators used by management as a basis of its planning and forecasting of future periods. We believe this measure is an important indicator of our operational strength and the performance of our business because it provides a link between profitability and operating cash flow. We believe the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by our management, helps improve their ability to understand our operating performance and makes it easier to compare our results with other companies that have different financing and capital structures or tax rates. In addition, we believe this measure is among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing the operating performance of our company to other companies in our industry.

     EBITDA should not be viewed as a substitute for or superior to net loss, cash flow from operations or other data prepared in accordance with GAAP as a measure of our profitability or liquidity. EBITDA is not determined using GAAP. Therefore, it is not necessarily comparable to similarly titled measures provided by other companies.

     Pursuant to the requirements of Regulation G, we provide the following table that reconciles EBITDA as presented in this release to net loss, the most directly comparable GAAP measure. For the reader's convenience we also reconcile EBITDA to cash flows from operations.

                                       *T*
                               B/E Aerospace, Inc.

                           PERIODS ENDED JUNE 30, 2004
                            (unaudited; in millions)

                                           ---------------- --------------------
                                             THREE                 TWELVE
                                             MONTHS                MONTHS
                                           ---------------- --------------------
Net loss                                     $   (2.4)             $  (38.6)
Interest expense, net                            19.9                  76.3
Loss on debt extinguishment                        --                   1.2
Taxes                                             0.4                   1.2
Depreciation and amortization                     6.9                  27.7
                                           ---------------- --------------------
EBITDA                                       $   24.8              $   67.8
                                              =======               =======

Cash flows used in operations                $   (2.4)             $   (8.1)
Interest expense, net                            19.9                  76.3
Taxes                                             0.4                   1.2
Changes in operating assets and liabilities       7.5                   9.1
Other non-cash adjustments                       (0.6)                (10.7)
                                           ---------------- --------------------
EBITDA                                       $   24.8              $   67.8
                                              =======               =======



                                      # # #